AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

This Amendment No. 1 (the “Amendment”), made and entered into as of September 20, 2017, is made a part of the Subadvisory Agreement between Columbia Management Investment Advisers, LLC (formerly known as RiverSource Investments, LLC), a Minnesota limited liability company (“Investment Manager”) and Denver Investment Advisors LLC, a Colorado limited liability company, (“Subadviser”), dated July 16, 2007 (the “Agreement”).

WHEREAS, Investment Manager and Subadviser desire to amend the Agreement, including Schedule A thereto.

WHEREAS, the effective date of this Amendment is October 1, 2017.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.	Schedule A. Schedule A to the Agreement shall be, and hereby is, deleted and replaced with the Schedule A attached hereto.

2.	Compensation of Subadviser. Section 4 shall be, and hereby is deleted and replaced with the following:

For the services provided and the expenses assumed pursuant to this Agreement, Investment Manager will pay to Subadviser, as of the effective date of this Agreement, as amended, a fee which shall be determined daily and paid monthly, on or before the last business day of the next succeeding calendar month, at the annual rates set forth in the attached Schedule A which Schedule can be modified from time to time upon mutual agreement of the parties to reflect, among other matters, changes in annual rates, subject to appropriate approvals required, if any, under the 1940 Act. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such portion of the month bears to the full month in which such effectiveness or termination occurs. During the term of this Agreement, Subadviser will pay all expenses incurred by it in connection with its activities under this Agreement other than costs in connection with the purchase or sale of securities and other assets (including brokerage commissions, if any) for the Fund.

3.	Duration and Termination. Section 9(a) shall be, and hereby is, deleted and replaced with the following:

Unless sooner terminated as provided herein, this Agreement, with respect to the Fund identified on Schedule A (as amended from time to time), shall continue from the date of its execution only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act. Thereafter, if not terminated with respect to a Fund, this Agreement shall continue automatically for successive periods of 12 months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

4.	The following shall be, and is hereby added as Section 21 to the Agreement:

No Third-Party Beneficiaries. The Fund is intended to be a third party beneficiary of this Agreement. For the avoidance of doubt, and without in any way implying that there are any other third-party beneficiaries to the Agreement or any other agreement with respect to the Trust or any of its series, no person other than the Investment Manager and the Subadviser is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement (with the exception of the Fund), and there are no other third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any other person (including without limitation any shareholder of any Fund) any direct, indirect, derivative, or other rights against the Investment Manager or Subadviser, or (ii) create or give rise to any duty or obligation on the part of the Investment Manager or Subadviser (including without limitation any fiduciary duty) to any person other than the Fund, all of which rights, benefits, duties, and obligations are hereby expressly excluded.

5.	Notices. Section 12 to the Agreement shall be, and hereby is, amended by deleting the addresses for Subadviser and Investment Manager and replacing them with the following:

Subadviser:

Derek R. Anguilm

Partner, Co-Director of Value Research, Portfolio Manager, Analyst

Denver Investments

Republic Plaza

370 17th Street, Suite 5000

Denver, CO 80202

Tel: (303) 312-5187

Fax: (303) 312-5194

with a copy to:

Jasper Frontz

Partner, Chief Compliance Officer, and Chief Operations Officer

Denver Investments

Republic Plaza

370 17th Street, Suite 5000

Denver, CO 80202

Tel: (303) 312-5044

Fax: (303) 312-0744

Investment Manager:

Paul Mikelson

Vice President, Subadvised Strategies

Columbia Threadneedle Investments

707 2nd Ave. S, Routing: H17 435

Minneapolis, MN 55402

Tel: (612) 671-4452

Fax: (612) 671-0618

with a copy to:

Christopher O. Petersen

Vice President and Lead Chief Counsel

Ameriprise Financial, Inc.

5228 Ameriprise Financial Center, Routing: 27/5228

Minneapolis, MN 55474

Tel: (612) 671-4321

Fax: (612) 671-2680

6.	The following shall be, and is hereby added as Section 1(f) to the Agreement:

1(f) Cooperation. As reasonably requested by Investment Manager or the Board and in accordance with the scope of Subadviser’s obligations and responsibilities contained in this Agreement, Subadviser will cooperate with, and provide reasonable assistance to, Investment Manager or the Fund as needed in order for Investment Manager and the Fund to comply with applicable laws, rules and regulations, including, but not limited to, compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder and the evaluation of any actions under U.S. or foreign securities laws pursuant to which the Fund may be able to assert a potential claim.

7.	Duration and Termination. Section 9(c) to the Agreement shall be, and hereby is, deleted and replaced with the following:

In the event of termination of the Agreement, those paragraphs of the Agreement which govern conduct of the parties’ future interactions with respect to Subadviser having provided investment management services to the Fund(s) for the duration of the Agreement, including, but not limited to, paragraphs 1(a)(iv)(a), 1(c), 1(d), 1(e), 1(f), 5, 8(a), 8(b), 8(c), 15, 17, 18, 20 and 21 shall survive such termination of the Agreement.

8.	Miscellaneous. Capitalized terms not otherwise defined in this Amendment shall have the meanings set forth in the Agreement. This Amendment may be executed in counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same agreement. As modified herein, the Agreement is confirmed and remains in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the day and year first above written.

Columbia Management Investment Advisers, LLC		Denver Investment Advisors LLC

By:	/s/ David Weiss	By:	/s/ Derek R. Anguilm
	Signature		Signature

Name:	David Weiss	Name:	Derek R. Anguilm
	Printed		Printed

Partner, Co-Director of Value Research, Portfolio Manager, Analyst
Title:	Assistant Secretary	Title:

AMENDMENT NO. 1

TO THE SUBADVISORY AGREEMENT

SCHEDULE A

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